Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:         Thomas W. Schneider – President, CEO
James A. Dowd – Senior Vice President, CFO
Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Announces Third Quarter and Year to Date Earnings

Oswego, New York, October 15, 2014 - Pathfinder Bancorp, Inc. (“Company”), the mid-tier holding company of Pathfinder Bank (“Bank”), (NASDAQ: PBHC) announced its results for the three and nine month periods ended September 30, 2014.

Highlights for the three and nine month periods ended September 30, 2014

•
Net income for the third quarter of 2014 was $746,000 as compared to $528,000 for the comparable prior year period.  The increase in net income of $218,000 was primarily the result of the increase in net interest income due to the increase of average interest-earning asset balances and the decrease in the average cost of interest-bearing liabilities between the third quarter of 2014 and the third quarter of 2013, offset by a $194,000 increase in the provision for loan losses.  Net income for the nine month period ended September 30, 2014 was unchanged at $1.9 million as compared to the same period in 2013.

•
Basic and diluted earnings per share were $0.28 for the third quarter of 2014, as compared to basic and diluted earnings per share of $0.21 and $0.20, respectively, for the third quarter of 2013.  The increase in basic and diluted earnings per share between these two periods was due principally to the increase in net income available to common shareholders.  Basic and diluted earnings per share for the nine month period ended September 30, 2014 were $0.73 and $0.72, respectively, as compared to basic and diluted earnings per share of $0.74 and $0.73, respectively, for the nine month period ended September 30, 2013.

•
Return on average assets was 0.52% for the three month period ended September 30, 2014 compared to 0.43% for the corresponding period in 2013.  The increase was due principally to the increase in net income for the three months ended September 30, 2014 as compared to the prior year period.  Return on average assets was 0.47% for the nine month period in 2014 as compared to 0.50% for the comparable prior year period.  This decrease was principally due to the increase in average assets for the nine month period ended September 30, 2014 as compared to the prior year period.

•
Return on average equity was 6.29% for the three month period ended September 30, 2014, compared to 5.25% for the same period in 2013.  This increase was due principally to an increase in net income for the three months ended September 30, 2014 as compared to the three months ended September 30, 2013.  For the nine month period ended September 30, 2014, return on average equity was 5.55%, compared to 6.04% for the same period in 2013.  This decrease was due principally to an increase in average equity for the nine months ended September 30, 2014 as compared to the nine months ended September 30, 2013.

•
Total loans were $374.3 million at September 30, 2014, compared to total loans of $341.6 million at December 31, 2013, representing an increase of 9.6%.  This growth of $32.7 million in loans resulted largely from an increase in the commercial real estate loan portfolio and, to a lesser extent, the commercial and industrial loan portfolio.

•
Total deposits were $483.0 million at September 30, 2014, compared to total deposits of $410.1 million at December 31, 2013.  The increase of $72.9 million, or 17.8% in deposits, was primarily due to a $37.6 million increase in retail demand deposits as a result of subscription orders received for our second-step conversion targeted to close on October 16, 2014. The remaining increase was due to an additional $24.2 million in municipal deposits and $13.1 million in business deposits.

“Earnings have demonstrated positive trends primarily driven by organic loan growth and a stable to slightly increasing net interest margin,” according to Tom Schneider, President and CEO.  “Loan growth of 9.6% over the first nine months of 2014 is primarily the result of strong market acceptance of our community bank model in our expanding footprint within Central New York.  Loans continue to be principally funded by local deposits.  The recently released FDIC market share data shows our leading position in Oswego County increased to 33.5%, while our share of market in Onondaga County has increased by 24.0%,” Schneider continued.

“Higher provision for loan losses, enhanced charge-off policies, and an increase in non-performing loans both mitigated some of the earnings growth and reflect stronger risk management practices required of a growing commercial loan portfolio,” Schneider added.

“On September 9th, we opened our Business Banking Office in downtown Syracuse located at 109 W. Fayette Street in the historic Pike Block building.  This office will allow us to better serve our growing customer base in the greater Syracuse market,” Schneider said.

“On October 16th, we will close our stock offering and Plan of Conversion,” stated Schneider.  “We are extremely pleased with the positive market and depositor response to our offering as we were oversubscribed by eligible account holders of the bank at record date of March 31, 2013, our first tier of subscription.  We plan to use this increased capital to support our continued organic growth in Central New York.”

Income Statement

For the three months ended September 30, 2014, net interest income, on a tax-equivalent basis, increased $491,000, or 12.2% to $4.5 million from $4.0 million for the three months ended September 30, 2013.  The increase in net interest income was due principally to the $368,000 increase in interest income caused by the increase in average balances of commercial real estate loans and increases in both average balances and yields on commercial loans and taxable investment securities, offset in part by a decrease in the average yield of commercial real estate loans. Additionally, interest expense decreased $123,000 between the year over year third quarter periods as the average cost of time deposits decreased due principally to the decrease in rates paid of 43 basis points on this interest-bearing liability product.  The decrease in average rates paid on time deposits was the result of maturing certificates of deposits reinvested in shorter duration certificate of deposit as consumers opted to improve their liquidity given the current uncertain low rate environment.  As a result, our interest spread for the three months ended September 30, 2014 increased to 3.46% from 3.34% during the three months ended September 30, 2013.

For the nine months ended September 30, 2014, net interest income, on a tax-equivalent basis, increased $888,000, or 7.4% to $12.9 million from $12.0 million for the comparable prior year period due primarily to the decrease in average rates paid on time deposits and Federal Home Loan Bank of New York borrowings between the year over year nine month periods.  Significant reductions were recorded in average rates paid on time deposits and borrowings of 32 basis points and 52 basis points, respectively, between these same two periods.  As a result, our interest rate spread for the nine months ended September 30, 2014 increased to 3.40% from 3.30% for the nine months ended September 30, 2013.

Noninterest income for the three months ended September 30, 2014 increased to $900,000 from $704,000 for the three months ended September 30, 2013.  This increase of $196,000 between these two periods was due primarily to an increase of $170,000 in other charges, commissions and fees, the majority of which were from the commissions earned from Pathfinder Risk Management Company, Inc., which owns a 51% membership interest in FitzGibbons Agency, LLC (“Insurance Agency”) which we acquired in the fourth quarter of 2013. Accounting guidance requires the Company to consolidate 100% of the Insurance Agency within the consolidated financial statements.  The 49% of which the Company does not own is accounted for separately as a noncontrolling interest within the consolidated financial statements. Additionally, loan servicing fees increased $51,000 due to the recognition of income from guarantee fees of the Federal National Mortgage Association (“FNMA”).

Noninterest income for the nine months ended September 30, 2014 increased $119,000, or 4.8%, to $2.6 million as compared to $2.5 million for the same prior year period.  This increase was driven by the increase in commissions of $480,000 during the nine months ended September 30, 2014 as compared to the nine months ended September 30, 2013.  The commissions of the Insurance Agency were responsible for $430,000 of this increase.  Additionally, loan servicing fees increased $90,000 and service charges on deposit accounts increased $38,000, during the nine months ended September 30, 2014 as compared to the nine months ended September 30, 2013. Loan servicing fees increased due to the previously mentioned FNMA guarantee fees.  Service charges on deposit accounts increased primarily due to the increase in deposit accounts. These increases in noninterest income were offset by a $448,000 decrease in net gains on sales of loans and foreclosed real estate.  During the nine months ended September 30, 2013, we recorded $395,000 in net gains from the sale of residential loans as a means of mitigating interest rate risk.  Additionally, we recorded a decrease of $87,000 in net gains on sales and redemptions of investment securities between the nine months ended September 30, 2014 and the nine months ended September 30, 2013.  A limited investment portfolio restructuring resulted in modest gains being recognized during the nine months ended September 30, 2013 that was not repeated during the first three quarters of 2014.

Total noninterest expense for the three months ended September 30, 2014 increased $145,000, or 4.0%, to $3.8 million from $3.7 million for the three months ended September 30, 2013.  The increase in noninterest expense was due principally to increases in personnel expenses of $108,000 and building occupancy expenses of $39,000.  Personnel expenses increased due in part to wage increases, increased deferred compensation expenses of $67,000, and the inclusion of $81,000 in personnel expenses of the Insurance Agency.  Offsetting the other components within personnel expenses was a $97,000 improvement in the pension benefit which offset other increases in employee benefits such as payroll taxes and 401(k) contributions.

Total noninterest expense for the nine months ended September 30, 2014 increased $710,000, or 6.6%, to $11.5 million from $10.8 million for the same prior year period due largely to the $642,000 increase in personnel expenses and $84,000 in building occupancy expenses.  The increase in personnel expenses reflected wage increases, $197,000 related to increased deferred compensation costs, and $111,000 related to commissions and accrued expenses for corporate incentive.  Additionally, $234,000 of the increase in personnel expenses related to those of the Insurance Agency, which was not acquired until the fourth quarter of 2013.  Offsetting the other components within personnel expenses was a $293,000 improvement in the pension benefit which was able to offset other increases in employee benefits such as payroll taxes and 401(k) contributions.  Partially offsetting the increase in the above expenses was a reduction in other operating expenses of $70,000 due principally to the $65,000 write-off of a repossessed asset which occurred in the second quarter of 2013.

We recorded $410,000 in provision for loan losses for the three month period ended September 30, 2014, as compared to $216,000 for the three month period ended September 30, 2013.  One large commercial relationship with two loan facilities was charged off in the amount of $336,000 in the third quarter of 2014, with a specific reserve allocated through the provision for loan losses in prior periods of $243,000.  The $177,000 decrease in specific reserves between June 30, 2014 and September 30, 2014 was largely due to the charge-offs associated with this commercial relationship.  The increase in the provision for loan losses was a direct result of the $406,000 in net charge-offs in the third quarter of 2014 and the $15.5 million growth in gross loans between the second quarter and the third quarter of 2014.  Management deems the amount of the provision recorded during the third quarter of 2014 to be adequate in support of the current level of allowance for loan losses.

We recorded a $930,000 provision for loan losses through the first nine months of 2014 as compared to $816,000 for the same prior year period.  Net charge-offs for the nine months ended September 30, 2014 were $801,000 as compared to $232,000 for the prior year period, an increase of $569,000.  The year over year increase in net charge-offs was due to certain first quarter 2014 non-recurring portfolio charge-offs recorded in order to conform more closely to FDIC guidance and the previously mentioned $336,000 charge-off recorded in the third quarter of 2014.  Management deems the amount of the provision recorded during the first nine months of 2014 to be adequate in support of the current level of allowance for loan losses.

Balance Sheet as of September 30, 2014

Total assets increased to $66.2 million, or 13.1%, to $570.0 million at September 30, 2014 as compared to $503.8 million at December 31, 2013.  This increase was due primarily to an increase in investment securities, loans, bank owned life insurance, and total cash and cash equivalents.

Investment securities increased to $136.6 million at September 30, 2014 from $115.4 million at December 31, 2013 due principally to the need to collateralize the increase in municipal deposits between these same two time periods. Of the total increase of $21.2 million in investment securities, 62.0% was classified within the available-for-sale portfolio, centered largely in residential mortgage backed securities.  The remaining increase was recorded in the held-to-maturity investment securities portfolio.  When new investment securities are acquired, management reviews certain security characteristics and determines the company’s intent and ability to hold the security to maturity.  Based on the security characteristics and management’s intentions, the security is classified as either available-for-sale or held-to-maturity.

Total loans receivable increased $32.7 million, or 9.6%, to $374.3 million at September 30, 2014 from $341.6 million at December 31, 2013 primarily due to a $23.9 million, or 25.0%, increase in commercial real estate loans. This increase was a direct result of our growth in the greater Syracuse marketplace. Additionally, commercial and industrial loans and lines of credit increased $6.4 million or 13.7%.  Residential mortgage loans increased $4.0 million, or 2.4%, between December 31, 2013 and September 30, 2014.  During the third quarter of 2014, the Company has achieved modest residential loan portfolio growth as we gained market share in the greater Syracuse marketplace. As a result of our effort to diversify our loan portfolio with an increased emphasis on our commercial loan and commercial real estate products, the percent of our portfolio from these loan products grew from 43.3% to 47.0% between December 31, 2013 and September 30, 2014.

Bank owned life insurance increased $2.0 million during the first nine months of 2014 to $10.2 million at September 30, 2014 due principally to additional purchases of single premium life insurance policies on selected participants.  These purchases will provide income that will assist in the funding of optional deferred compensation and supplemental executive retirement plans.

The increase in total assets was largely funded by increases in deposits within our market area, totaling $72.9 million, or 17.8%, to $483.0 million at September 30, 2014 from $410.1 million at December 31, 2013.  The increase was due largely to a $37.6 million increase in retail demand deposits as a result of subscription orders received from our second-step conversion expected to close on October 16, 2014.  Additionally, municipal deposit accounts increased $24.2 million and business deposit accounts increased $13.1 million between these two time periods as a direct result of the Company’s strategy to gather deposits across all markets.

The Company’s shareholders’ equity increased $2.3 million, or 5.4%, to $45.0 million at September 30, 2014 from $42.7 million at December 31, 2013.  This increase was principally due to a $1.6 million increase in retained earnings, resulting from $1.9 million in net income through the nine months ended September 30, 2014 offset by dividends declared on our common stock totaling $229,000, preferred stock dividends declared of $63,000, and a reduction of $415,000 in accumulated other comprehensive loss due principally to an increase in the market value of our available-for-sale investment portfolio.

Asset Quality

Non-performing assets at September 30, 2014 were $7.9 million, or 1.38% of total assets, as compared to $6.0 million, or 1.18% of total assets, at December 31, 2013. The $1.9 million increase in non-performing assets between December 31, 2013 and September 30, 2014 was principally due to the addition of two commercial relationships.  One large commercial relationship became non-performing during the second quarter of 2014 with a total present balance of $970,000, including related commercial business and personal residential loans extended to this relationship at September 30, 2014.  The borrower brought all loans current within this relationship through the third quarter of 2014, but we will maintain this relationship on non-performing status while monitoring the borrower’s payment performance. Once management has concluded that payment of contractual principal and interest is no longer in doubt, the relationship may be reclassified as performing.  A second commercial relationship totaling six loans, whose total aggregate balance is $1.5 million, was placed on non-performing status as of September 30, 2014.  Partially offsetting these increases was a charge-off in the amount of $336,000 due to a commercial relationship totaling two loans that were previously in non-performing status.  As a result, the ratio of nonperforming loans to period end loans increased from 1.57% to 1.99% between these two time periods.

The ratio of annualized net loan charge-offs to average loans increased from 0.15% for the full year 2013 to 0.30% for the first nine months of 2014.  Net loan charge-offs for the first nine months of 2014 were $801,000 as compared to $232,000 for the same prior year period.  A portion of the increase in net loan charge offs was a result of certain non-recurring portfolio charge-offs recorded in order to conform more closely to FDIC guidance.  Additionally, $336,000 of the net charge-offs for the first nine months of 2014 was due to the previously mentioned charge-off of two loans within a commercial relationship in the third quarter.  We had a $243,000 specific reserve against these two loans from a provision for loan losses recorded in prior periods.  Net charge-offs during the third quarter of 2014 were $406,000 as compared to $5,000 in net recoveries in the third quarter of 2013, and due principally to the previously mentioned charge-off.

The ratio of the allowance for loan losses to period end loans decreased from 1.48% at December 31, 2013 to 1.38% at September 30, 2014 due largely to the previously mentioned charge-offs and management’s quarterly re-evaluation of the environmental factors impacting our borrowers in our markets.  Management reviews trends in historical loss rates and environmental factors on a quarterly basis, in addition to assessing the specific allowance needs on impaired loans, and judges the current level of allowance for loan losses to be adequate to absorb the estimable and probable losses inherent in the loan portfolio.

About Pathfinder Bancorp, Inc.

Pathfinder Bancorp, Inc. is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York.  The Bank has eight full service offices located in its market area consisting of Oswego County and northern Onondaga County and a business banking office located in downtown Syracuse that opened in the third quarter of 2014.  Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the FitzGibbons Agency, LLC.  Financial highlights for Pathfinder Bancorp, Inc. are attached.  Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust II.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in our SEC filings, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

PATHFINDER BANCORP, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share amounts)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	(Unaudited)		(Unaudited)
	2014	2013	2014	2013

Condensed Income Statement
Interest and dividend income	$ 5,052	$ 4,681	$ 14,552	$ 14,158
Interest expense	656	779	2,016	2,509
Net interest income	4,396	3,902	12,536	11,649
Provision for loan losses	410	216	930	816
	3,986	3,686	11,606	10,833
Noninterest income excluding net gains on sales of
securities, loans and foreclosed real estate	887	651	2,535	1,881
Net gain on sales of securities,
loans and foreclosed real estate	13	53	68	603
Noninterest expense	3,812	3,667	11,483	10,773
Income before income taxes	1,074	723	2,726	2,544
Provision for income taxes	317	195	767	688

Net Income	$ 757	$ 528	$ 1,959	$ 1,856
Net Income attributable to noncontrolling interest	$ 11	$ -	$ 48	$ -
Net Income attributable to Pathfinder Bancorp Inc	$ 746	$ 528	$ 1,911	$ 1,856

Preferred stock dividends	33	-	63	-
Net income available to common shareholders	$ 713	$ 528	$ 1,848	$ 1,856

Key Earnings Ratios
Return on average assets	0.52%	0.43%	0.47%	0.50%
Return on average common equity	8.81%	7.76%	7.86%	8.86%
Return on average equity	6.29%	5.25%	5.55%	6.04%
Net interest margin (tax equivalent)	3.43%	3.45%	3.45%	3.42%

Share and Per Share Data
Basic weighted average shares outstanding	2,537,220	2,518,182	2,533,083	2,515,080
Basic earnings per share*	$ 0.28	$ 0.21	$ 0.73	$ 0.74
Diluted weighted average shares outstanding	2,562,800	2,539,617	2,557,745	2,527,600
Diluted earnings per share*	$ 0.28	$ 0.20	$ 0.72	$ 0.73
Cash dividends per share	$ 0.03	$ 0.03	$ 0.09	$ 0.09
Book value per common share at September 30, 2014 and 2013			$ 12.18	$ 10.60

*Basic and diluted earnings per share are calculated based upon net income available to common shareholders after preferred stock dividends
Weighted average shares outstanding do not include unallocated ESOP shares.

	September 30,	June 30,	December 31,	September 30,
	2014	2014	2013	2013
Selected Balance Sheet Data
Assets	$570,034	$544,529	$503,793	$492,507
Earning assets	530,748	507,306	469,984	461,549
Total loans	374,257	358,776	341,633	338,074
Deposits	483,029	448,163	410,140	401,299
Borrowed funds	31,021	41,798	40,853	40,881
Allowance for loan losses	5,171	5,166	5,041	5,085
Junior subordinated debentures	5,155	5,155	5,155	5,155
Pathfinder Bancorp, Inc Shareholders' equity	44,963	44,253	42,712	40,755

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.30%	0.23%	0.15%	0.09%
Allowance for loan losses to period end loans	1.38%	1.44%	1.48%	1.50%
Allowance for loan losses to nonperforming loans	69.48%	80.11%	94.22%	86.39%
Nonperforming loans to period end loans	1.99%	1.80%	1.57%	1.74%
Nonperforming assets to total assets	1.38%	1.33%	1.18%	1.26%

The information is preliminary and based on company data at the time of presentation.